FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-227176

Oi S.A. - In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO ADS HOLDERS

Oi SA - In Judicial Reorganization (“Oi” or “Company”) (NYSE:OIBR.C; OTC: OIBRQ) announced today that its Board of Directors has extended the period for holders of Common Share Rights to deposit the New Common Share Subscription Price for initial subscriptions of New Common Shares until 6:00 p.m. (Brasília time) on January 9, 2019. The extension of the period for deposit of the New Common Share Subscription Price does not affect the Share Rights Expiration Time, which will remain 6:00 p.m. (Brasília time) on January 4, 2019. Except as otherwise described herein, all other terms and conditions of the Rights Offer remain unchanged.

The Rights Offer is being made in the United States and elsewhere outside of Brazil pursuant to a Prospectus dated November 13, 2018 that has been filed by Oi with the U.S. Securities and Exchange Commission (the “Prospectus”) in connection with an effective Registration Statement. Capitalized terms used in this notice and not otherwise defined herein have the meanings set forth in the Prospectus.

Changes to Settlement and Related Dates

As a result of the extension of the period for holders of Common Share Rights to deposit the New Common Share Subscription Price for initial subscriptions of New Common Shares Rights, the following dates relating to the settlement of the subscriptions received in the Rights Offer to holders of Common Shares and Preferred Shares have been modified. All times referred to in this timetable are Brasília time unless stated otherwise.

Oi determines number of Excess New Common Shares	On or about January 10, 2019
Oi’s board of directors ratifies the issuance of initial New Common Shares	On or about January 11, 2019
Announcement of results of Share Rights Offer	On or about January 11, 2019
B3 Notification Date	On or about January 14, 2019
Excess New Common Shares Notification Date	On or about January 15, 2019
Issuance of initial New Common Shares and delivery of initial New Common Shares to holders	On or about January 16, 2019
Commencement of trading in initial New Common Shares on the B3	On or about January 16, 2019
Excess New Common Shares Subscription Price Deposit Date	5:00 p.m. on January 18, 2019
Oi’s board of directors ratifies the issuance of Excess New Common Shares	On or about January 21, 2019
Issuance of Excess New Common Shares and delivery of Excess New Common Shares to holders	On or about January 24, 2019
Commencement of trading in Excess New Common Shares on the B3	On or about January 24, 2019

As a result of the extension of the period for holders of Common Share Rights to deposit the New Common Share Subscription Price for initial subscriptions of New Common Shares Rights,, the following dates relating to the settlement of the subscriptions received in the Rights Offer to holders of Common ADSs and Preferred ADSs have been modified. All times referred to in this timetable are New York City time unless stated otherwise.

Announcement of results of ADS Rights Offer	On or about January 11, 2019
Delivery of initial New Common Shares to custodian of ADS Depositary with respect to Common ADS Rights subscribed	On or about January 16, 2019
Issuance and delivery of initial New Common ADSs	On or about January 18, 2019
Rights Agent makes refund to DTC of excess funds received for Initial ADSs	On or about January 18, 2019
Commencement of trading in initial New Common ADSs on the NYSE	On or about January 18, 2019
Delivery of Excess New Common Shares, if any, to custodian of ADS Depositary	On or about January 24, 2019
Issuance and delivery of subscribed Excess New Common ADSs	On or about January 25, 2019
Rights Agent makes refund to DTC of excess funds received for Excess ADSs	On or about January 25, 2019
Commencement of trading in Excess New Common ADSs on the NYSE	On or about January 25, 2019

The exchange rate applied to determine the U.S. dollar equivalent of the New Common ADS Subscription Price for Excess New Common ADSs will be the exchange rate determined by the ADS Rights Agent on or prior to January 17, 2019, the deadline established by the ADS Custodian for receipt of the New Common Share Subscription Price from the ADS Depositary with respect to the New Common Shares underlying the Excess New Common ADSs.

Inquiries regarding the Rights Offer should be directed to the Information Agent:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: +1 (212) 269-5550

All Others Call: +1 (800) 628-8536

Rio de Janeiro, January 4, 2019.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Important Information

The offering of Common Shares and Common ADSs upon the exercise of preemptive rights is being made pursuant to an effective registration statement (including a prospectus) that has been filed with the U.S. Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus in that registration statement and other documents that Oi has filed with the SEC for more complete information about the company and the offering of Common Shares and Common ADSs upon the exercise of preemptive rights. You may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus if you request it by calling toll-free 1-800-628-8536.

Special Note regarding Forward-looking Statements:

This Notice to ADS Holders contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of the Company, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target,” “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of the Company, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or the U.S. federal securities laws or the rules and regulations of the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”), SEC or of regulatory authorities in other applicable jurisdictions, the Company and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures the Company makes on related subjects in reports and communications the Company files with the CVM and the SEC.

3